As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DLocal Limited

(Exact Name of Registrant as Specified in Its Charter)

The Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300

(Address of Principal Executive Offices)

DLocal Limited Amended and Restated 2020 Global Share Incentive Plan

Individual Stock Option Award Agreements

Individual RSU Award Agreements

(Full Title of the Plans)

Cogency Global Inc.

122 E 42nd Street, 18th floor

New York, New York 10168

(Name and Address of Agent For Service)

(800) 221-0102

(Telephone Number, including area code, of agent for service)

Copies to:

Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Class A Common Shares, par value US$0.002 per share
Pursuant to stock options outstanding under the DLocal Limited Amended and Restated 2020 Global Share Incentive Plan	2,713,500	$5.07 (2)	$13,757,445.00	$1,275.32
Reserved for issuance under the DLocal Limited Amended and Restated 2020 Global Share Incentive Plan	6,350,030	$30.91 (3)	$196,279,427.30	$18,195.11
Pursuant to stock options outstanding under Individual Stock Option Award Agreements	180,500	$1.46 (2)	$263,530.00	$24.43
Reserved for issuance under Individual RSU Award Agreements	1,031,000	$30.91 (3)	$31,868,210.00	$2,954.19

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional Class A Common Shares, par value US$0.002 per share (“Shares”) that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Shares.

(2)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted-average exercise price of the stock options outstanding under the Plan.

(3)

Computed solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices for a Share reported on NASDAQ on November 23, 2021.

(4)	Rounded up to the nearest cent.

 INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of up to 9,063,530 Shares of DLocal Limited, a public limited company incorporated under the laws of the Cayman

Islands (the “Registrant”), that are reserved for issuance under the DLocal Limited Amended and Restated 2020 Global Share Incentive Plan (the “Plan”) (including stock options outstanding under the Plan) up to 180,500 Shares of the Registrant, that are reserved for issuance upon the exercise of stock options granted pursuant to individual stock option award agreements (the “Option Agreements”) and up to 1,031,000 Shares that are reserved for issuance under individual reissued restricted stock unit award agreements (the “RSU Agreements”).

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I have been delivered to the participants in the Plan and the Option Agreements as required by Rule 428(b)(1).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the prospectus dated October 21, 2021 filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-1, as amended (Registration No. 333-260324);

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Registrant’s Registration Statement referred to in (a) above; and

(c)	the description of the Registrant’s Shares contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40451) filed with the Commission on June 1, 2021, including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold and, to the extent designated therein, reports filed with the Commission on Form 6-K, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Grand Court of the Cayman Islands to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Articles of Association provide that each director or officer of the registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the Registrant may choose to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Memorandum and Articles of Association of DLocal Limited (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on May 24, 2021 (Registration No. 333-255793))

5.1	Opinion of Maples and Calder (Cayman) LLP (filed herewith)

23.1	Consent of Price Waterhouse & Co. S.R.L., Independent Registered Public Accounting Firm of Registrant (filed herewith)

23.2	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	DLocal Limited Amended and Restated 2020 Global Share Incentive Plan (filed herewith)

99.2	Form of Stock Option Award Agreement (filed herewith)

99.3	Form of RSU Award Agreement (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montevideo, Uruguay, on this 24th day of November, 2021.

DLocal Limited

/s/ Eduardo Azar
Name: Eduardo Azar
Title: Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Registrant do hereby constitute and appoint Sebastián Kanovich and Diego Cabrera Canay, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sebastián Kanovich	Chief Executive Officer	November 24, 2021
Sebastián Kanovich	(Principal Executive Officer)

/s/ Diego Cabrera Canay	Chief Financial Officer	November 24, 2021
Diego Cabrera Canay	(Principal Financial and Accounting Officer)

/s/ Alberto Eduardo Azar	Chairman	November 24, 2021
Alberto Eduardo Azar

/s/ Andres Bzurovski Bay	Director	November 24, 2021
Andres Bzurovski Bay

/s/ Sergio Enrique Fogel Kaplan	Director	November 24, 2021
Sergio Enrique Fogel Kaplan

Director
Luiz O. Ribeiro

Director
Martin Escobari

/s/ Tereza Grossi	Director	November 24, 2021
Tereza Grossi

/s/ Jacobo Singer	Director	November 24, 2021
Jacobo Singer

Director
Jitendra Gupta

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of DLocal Limited in the United States, has signed this registration statement on November 24, 2021.

Authorized U.S. Representative – Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.